Exhibit 5.3

ARNOLD GALLAGHER

A Professional Corporation

ATTORNEYS AT LAW

800 U.S. Bank Center 800 Willamette Street Eugene, OR 97401	Telephone: (541) 484-0188 Facsimile: (541) 484-0536 E-Mail: dgallagher@agsprp.com www.agsprp.com	Correspondence: P.O. Box 1758 Eugene, OR 97440-1758

DONALD A. GALLAGHER, JR.

September 18, 2013

Trans Union LLC

TransUnion Financing Corporation

c/o TransUnion Corp

555 West Adams Street

Chicago, IL 60661

Re:	Registration Statement on Form S-1; Registration of 11.375% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as Oregon counsel to TransUnion TeleData LLC, an Oregon limited liability company (“Company”) in connection with the registration of 11.375% Senior Notes due 2018 (“11.375% Notes”) by Trans Union LLC, a Delaware corporation, and TransUnion Financing Corporation, a Delaware corporation (“Issuers”) and the guarantees of the 11.375% Notes by TransUnion Corp., TransUnion Interactive, Inc., TransUnion Healthcare LLC, Diversified Data Development Corporation, TransUnion Rental Screening Solutions, Inc., Visionary Systems, Inc., and Company (collectively “Guarantors”). The 11.375% Notes are being registered pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933 as amended (“Act”) filed with the Securities and Exchange Commission (“Commission”) on the date hereof (“Registration Statement”) to be offered solely for market-making purposes by an affiliate of the Issuers. The 11.375% Notes are being registered on the terms set forth in the Prospectus contained in the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates from an officer of Company as to factual matters without having independently verified such factual matters. We are opining herein as to the Limited Liability Company Act of the State of Oregon and the internal laws of the State of Oregon and we express no opinion with respect to the applicability thereof, or the effect thereof, of the laws of any other jurisdiction. We are giving no opinion as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein.

TransUnion Corp

September 18, 2013

Subject to the qualifications stated herein, we are of the opinion that:

1. Based on the Certificate of Organization from the State of Oregon, Office of the Secretary of State Corporation Division, we confirm that the Company is validly existing in and in good standing under the laws of the State of Oregon.

2. The Company has the authority to perform its obligation to guaranty the 11.375% Notes.

3. Issuance of Company’s guaranty of the 11.375% Notes has been duly authorized and executed by Company.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or a contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in the 11.375% Notes, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the 11.375% Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety, (g) advance waiver of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statute of limitations, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election, or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights and (l) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act; provided that Wilmer Cutler Pickering Hale and Dorr LLP may rely on this opinion in rendering its opinion to the Issuers relating to the enforceability of the Company’s guaranty of the 11.375% Notes. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

TransUnion Corp

September 18, 2013

Very truly yours,

ARNOLD GALLAGHER PC

By:	/s/ Donald A. Gallagher, Jr.
Donald A. Gallagher, Jr.

DAG:dcs

Enclosures